Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-259243, 333-259245 and 333-260285 on Form S-3 and Registration Statement Nos. 333-254552, 333-225673 (including Post-effective Amendment No. 1 thereto) and 333-264802 on Form S-8 of our reports dated February 23, 2023, relating to the consolidated financial statements and financial statement schedules of Evergy, Inc. and subsidiaries, and the effectiveness of Evergy, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
February 23, 2023